Exhibit 99.1

Precision BioSciences Reports First Quarter 2019 Financial Results

Durham, North Carolina, April 29, 2019 – Precision BioSciences, a genome editing company dedicated to improving life (Nasdaq: DTIL) (“Precision”) through the application of its proprietary ARCUS genome editing platform, announced today financial and corporate results for the first quarter 2019 and provided an overview of recent accomplishments and upcoming events.

Key Highlights and Recent Developments

•	Executed private financing and initial public offering (IPO) on Nasdaq for combined net proceeds to Precision of over $170 million
•	Bolstered Board of Directors with addition of Raymond Schinazi, PhD
•	Initiated patient dosing for Phase 1/2a clinical trial of off-the-shelf CAR T cell therapy

“The first quarter was truly transformative for Precision BioSciences, as we completed our successful initial public offering, further strengthening our ability to deliver on the promise of ARCUS genome editing,” said Matt Kane, Chief Executive Officer and co-founder. “Since the completion of our IPO, we have transitioned to a clinical stage company with the dosing of the first patient in a Phase 1/2a clinical trial of our lead allogeneic CAR T therapy, targeting CD19 for the treatment of non-Hodgkin lymphoma and acute lymphoblastic leukemia. We believe our team and technology have the potential to bring meaningful benefits to the lives of many.”

On March 27th, the Company priced the initial public offering of its common stock, which was underwritten by J.P Morgan, Goldman Sachs & Co. LLC, Jefferies and Barclays who served as joint book-running managers for the offering.  The IPO closed on April 1, 2019 with gross proceeds to Precision of $145.3 million before underwriting discounts, commissions and offering costs. Precision issued 9,085,000 shares of common stock, inclusive of the underwriters’ overallotment option, at an offering price of $16.00 per share. The IPO was preceded by a private convertible financing of approximately $40 million. Following the closing of the IPO, Precision had approximately 50.4 million shares of common stock outstanding, including shares of preferred stock and convertible promissory notes that converted into common stock.

Earlier in the quarter, on March 14th, the Company appointed Raymond Schinazi, PhD, Hon DSc to its board of directors. Dr. Schinazi is the Frances Winship Walters Professor of Pediatrics and director of the Laboratory of Biochemical Pharmacology at Emory University. A world leader in nucleoside chemistry, he is best known for his pioneering work on HIV, HBV, and HCV drugs d4T (stavudine, Zerit), 3TC (lamivudine, Epivir), FTC (emtricitabine, Emtriva), LdT (telbivudine, Tyzeka), and sofosbuvir (Sovaldi), which are all approved by the US FDA and the EMEA. More than 94% of HIV-infected individuals in the US on combination therapy take at least one of the drugs he invented, and he has founded or co-founded several pharmaceutical companies, including Triangle Pharmaceuticals, Idenix Pharmaceuticals, and Pharmasset, Inc.

Recently, on April 17th, Precision initiated patient dosing in the Phase 1/2a clinical trial of an allogeneic CAR T cell therapy program, PBCAR0191, which is being evaluated in adult patients with relapsed or refractory (R/R) non-Hodgkin lymphoma (NHL) or R/R B-cell precursor acute lymphoblastic leukemia (B-ALL) as an off-the-shelf CAR T cell therapy. Precision believes this is the first U.S.-based clinical trial to evaluate an allogeneic CAR T cell therapy for NHL. PBCAR0191 is made from donor-derived T cells that are modified using Precision’s ARCUS genome editing technology. These edits are designed to generate CAR T cells that specifically recognize CD19, an important target in several B-cell cancers, and to prevent graft-versus-host disease, a significant complication associated with existing donor-derived cell-based therapies.

Upcoming Events

•	22nd Annual Meeting of the American Society of Gene & Cell Therapy (ASGCT), April 29 – May 2, 2019
•	Jefferies U.S. Healthcare Conference, June 4 – 7, 2019
•	Goldman Sachs 40th Annual Global Healthcare Conference, June 11 – 13, 2019
•	Raymond James Life Sciences & MedTech Conference, Jun 18 – 19, 2019

First Quarter 2019 Financial Results

Revenues: Total revenues for the quarter ended March 31, 2019 were $5.5 million, compared to $1.5 million for the quarter ended March 31, 2018. This increase was primarily related to research funding from our joint development collaboration partners.

Research and Development Expenses: Research and development expenses were $19.9 million for the first quarter of 2019, as compared to $8.1 million for the same period in 2018. This increase of $11.8 million was primarily due to increases in direct research and development expenses including contract manufacturing costs, as well as an increase in personnel costs and expenses to support our technology platform development and manufacturing capabilities.

General and Administrative Expenses: General and administrative expenses were $5.0 million for the first quarter of 2019, as compared to $2.6 million for the same period in 2018. The increase of $2.4 million was primarily due to additional personnel and facility costs associated with our growing infrastructure needs.

Net Loss: Net loss was $31.8 million, or $1.99 per share, for the first quarter of 2019, compared to a net loss of $9.0 million, or $0.57 per share, for the same period in 2018.

Cash and Cash Equivalents: As of March 31, 2019, Precision had approximately $116.5 million in cash and cash equivalents, including proceeds of approximately $40 million from a private convertible financing and excluding the net proceeds of $130.9 million from Precision’s IPO. Precision expects that existing cash and cash equivalents, together with the net proceeds from the IPO, will be sufficient to fund its operating expenses and capital expenditure requirements through 2020.

About Precision BioSciences, Inc.

Precision BioSciences is dedicated to improving life (DTIL) through its proprietary genome editing platform, “ARCUS.” Precision leverages ARCUS in the development of its product candidates, which are designed to treat human diseases and create healthy and sustainable food and agriculture solutions. Precision is actively developing product candidates in three innovative areas: allogeneic CAR T immunotherapy, in vivo gene correction, and food. For more information regarding Precision, please visit www.precisionbiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities

Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the promise and potential impact of our ARCUS genome editing technology and the timing and the results of any clinical studies of our CAR T product candidates. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “target,” “may,” “will,” “would,” “should,” “could,” “target,” “project,” “predict,” “contemplate,” “potential,” or the negative thereof and similar words and expressions.

Forward-looking statements are based on management’s current expectations, beliefs and assumptions and on information currently available to us. Such statements are subject to a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to, our ability to become profitable; our ability to procure sufficient funding; our limited operating history; our ability to identify, develop and commercialize our product candidates; our dependence on our ARCUS technology; the initiation, cost, timing, progress and results of research and development activities, preclinical or greenhouse studies and clinical or field trials; our or our collaborators’ ability to identify, develop and commercialize product candidates; our or our collaborators’ ability to advance product candidates into, and successfully complete, clinical or field trials; our or our collaborators’ ability to obtain and maintain regulatory approval of future product candidates, and any related restrictions, limitations and/or warnings in the label of an approved product candidate; the regulatory landscape that will apply to our and our collaborators’ development of product candidates; our ability to achieve our anticipated operating efficiencies as we commence manufacturing operations at our new facility; our ability to obtain and maintain intellectual property protection for our technology and any of our product candidates; the potential for off-target editing or other adverse events, undesirable side effects or unexpected characteristics associated with any of our product candidates; the success of our existing collaboration agreements; our ability to enter into new collaboration arrangements; public perception about genome editing technology and its applications; competition in the genome editing, biopharmaceutical, biotechnology and agricultural biotechnology fields; potential manufacturing problems associated with any of our product candidates; potential liability lawsuits and penalties related to our technology, our product candidates; and our current and future relationships with third parties; and other important factors discussed under the caption “Risk Factors” our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

All forward-looking statements speak only as of the date of this press release and, except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investor Contact:

Jason Wong

Blueprint Life Science Group

Tel. (415) 375-3340 Ext. 4

jwong@bplifescience.com

Media Contact:

Cory Tromblee

Scient Public Relations

617-571-7220

cory@scientpr.com

Precision BioSciences

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended March 31,
	2018	2019
Revenue	$1,528	$5,462
Operating expenses:
Research and development	8,117	19,961
General and administrative	2,646	4,995
Total operating expenses	10,763	24,956
Loss from operations	(9,235)	(19,494)
Other income (expense), net:
Change in fair value of convertible note payable	—	(12,708)
Interest expense	—	(182)
Interest income	223	601
Total income (expense), net	223	(12,289)
Net loss and net loss attributable to common stockholders	$(9,012)	$(31,783)
Net loss per share attributable to common stockholders-basic and diluted	$(0.57)	$(1.99)
Weighted average shares of common stock outstanding-basic and diluted	15,704,551	15,967,036

Precision BioSciences

Condensed Consolidated Balance Sheet

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2018	March 31, 2019
Balance Sheet Data
Cash and cash equivalents	$103,193	$116,499
Working capital	101,600	65,596
Total assets	138,600	166,801
Total stockholders’ equity	39,960	10,830